Exhibit 10.3
AMENDMENT NO. 1
TO THE
LINCOLN ELECTRIC COMPANY
RESTORATION PLAN
(EFFECTIVE JANUARY 1, 2017)

    The Lincoln Electric Company hereby adopts this Amendment No. 1 to the Lincoln Electric Company Restoration Plan (Effective January 1, 2017) (the “Plan”), effective as of August 1, 2020.
Section 8.2 of the Plan is hereby amended in its entirety to read as follows:
“Section 8.2. Limitation on Rights of Participants and Beneficiaries - No Lien. The Plan is designed to be an unfunded, nonqualified plan. Any amounts payable under the Plan shall be paid out of the general assets of the Company or an Employer. Nothing contained herein shall be deemed to create a trust or lien in favor of any Participant or Beneficiary on any assets of the Company, an Employer or any Controlled Group Member. The Company or an Employer shall have no obligation to purchase any assets that do not remain subject to the claims of the creditors of the Company or an Employer for use in connection with the Plan. No Participant or Beneficiary or any other person shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Company, an Employer or any Controlled Group Member prior to the time that such assets are paid to the Participant or Beneficiary as provided herein. Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Company and any Employer. The Plan constitutes a mere promise by the Company or an Employer to make benefit payments in the future. Nothing contained in the Plan shall constitute a guaranty by the Company, an Employer or any other entity that the assets of the Company, any Employer or the Controlled Group Members will be sufficient to pay any benefit hereunder. It is the intention of the Company and each Employer that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA. Notwithstanding the foregoing, nothing in this Plan shall preclude the Company or Holdings from setting aside amounts in trust (the “Trust”) pursuant to one (1) or more trust agreements between a trustee and the Company or Holdings, as applicable. However, no Participant or Beneficiary shall have any secured interest or claim in any assets or property of the Company, Holdings, an Employer, or the Trust, and all funds contained in the Trust shall remain subject to the claims of general creditors of the Company or Holdings, as applicable. In furtherance of the foregoing, in the event of a Potential Change in Control or a Change in Control (as such terms are defined in the Lincoln Electric Holdings, Inc. Rabbi Trust Agreement by and between Holdings and Wells Fargo Bank, National Association (or its successor trustee) effective as of August 1, 2020 (or any successor trust agreement to the foregoing agreement) (the “Trust Agreement”)) or upon any other event specified in the Trust Agreement, Holdings shall contribute (or cause to be contributed) to the Trust established thereunder assets in the amounts, and in accordance with the terms and conditions, as set forth in the Trust Agreement, provided that any such contribution would not result in a transfer of property within the meaning of Section 83 of the Code as contemplated by Sections 409A(b)(2) or (3) of the Code.”

        IN WITNESS WHEREOF, The Lincoln Electric Company has caused this Amendment No. 1 to be executed on this 21st day of July, 2020.

THE LINCOLN ELECTRIC COMPANY

By: /s/ Michele R. Kuhrt

Name: Michele R. Kuhrt

Title:     Executive Vice President, Chief Human Resources Officer